Exhibit 3.1

CERTIFICATE OF DESIGNATION OF SENIOR

CONVERTIBLE PREFERRED STOCK OF

gaucho group holdings, INC.

PURSUANT TO SECTION 151 OF THE

DELAWARE GENERAL CORPORATION LAW

Gaucho Group Holdings, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the “Corporation”), DOES HEREBY CERTIFY:

That pursuant to resolutions adopted by unanimous consent of the Board of Directors of the Corporation, the Certificate of Designation for the Senior Convertible Preferred Stock, $0.01 par value per share, dated May 21, 2024, is as follows:

Senior Convertible Preferred Stock

1. Designation. A total of 100,000 shares of the Corporation’s Preferred Stock shall be designated as “Senior Convertible Preferred Stock.” As used herein, the term “Preferred Stock” means the shares of Senior Convertible Preferred Stock except as the context otherwise requires.

2. Dividends. Subject to provisions of law, from and after the date of issuance, the holders of record of shares of the Preferred Stock shall be entitled to receive dividends at an annual rate of 8.5% of the Liquidation Value (as defined below) per share of Preferred Stock (which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event). Such dividends shall accrue from day to day (without compounding), whether or not declared, and shall be cumulative; provided, however, that except as otherwise provided herein, dividends, including any special dividends declared by the Board of Directors as well as ordinary dividends, shall be payable only when, as and if declared by the Board of Directors, out of assets which are legally available therefor. Dividends may be paid in cash or in shares of Common Stock based on the Minimum Price as defined by Nasdaq Rule 5635(d) (provided that such issuance of Common Stock is in accordance with all applicable Nasdaq Rules) at the option of the holder of Preferred Stock.

Such dividends shall also be paid upon a liquidation or redemption of the Preferred Stock in accordance with the provisions of Section 3 or Section 6. Dividends payable on the Preferred Stock for any period less than a full year shall be computed on the basis of the actual number of days elapsed and a 365-day year. All accrued and accumulated dividends on the Preferred Stock shall be prior and in preference to any dividend on Common Stock of the Corporation and shall be fully declared and paid before any dividends are declared and paid, or any other distributions or redemptions are made, on any shares of Common Stock.

3. Liquidation, Dissolution or Winding Up.

(a) Treatment at Sale, Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment is made to any holders of any shares of Common Stock or any other class or series of capital stock of the Corporation designated to be junior to the Preferred Stock, and subject to the liquidation rights and preferences of any class or series of Preferred Stock designated to be senior to, or on a parity with, the Preferred Stock, the holders of shares of Preferred Stock shall be entitled to be paid first out of the assets of the Corporation available for distribution to holders of the Corporation’s capital stock whether such assets are capital, surplus or earnings, an amount equal to $100.00 per share of Preferred Stock (which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event) (such amount, as so determined, is referred to herein as the “Liquidation Value” with respect to such shares) plus any dividends accrued or declared but unpaid on such shares.

(b) Insufficient Funds. If upon such liquidation, dissolution or winding up the assets or surplus funds of the Corporation to be distributed to the holders of shares of Preferred Stock and any other then-outstanding shares of the Corporation’s capital stock ranking on a parity with respect to payment on liquidation with the Preferred Stock (such shares being referred to herein as the “Parity Stock”) shall be insufficient to permit payment to such respective holders of the full Liquidation Value and all other preferential amounts payable with respect to the Preferred Stock and such Parity Stock, then the assets available for payment or distribution to such holders shall be allocated among the holders of the Preferred Stock and such Parity Stock, pro rata, in proportion to the full respective preferential amounts to which the Preferred Stock and such Parity Stock are each entitled.

(c) Certain Transactions Treated as Liquidation. For purposes of this Section 3, (i) any acquisition of the Corporation by means of merger or other form of corporate reorganization or consolidation with or into another corporation in which outstanding shares of this Corporation, including shares of Preferred Stock, are exchanged for securities or other consideration issued, or caused to be issued, by the other corporation or its subsidiary and, as a result of which transaction, the stockholders of this Corporation own 50% or less of the voting power of the surviving entity (other than a mere re-incorporation transaction), or (ii) a sale, transfer or lease (other than a pledge or grant of a security interest to a bona fide lender) of all or substantially all of the assets of the Corporation, shall be treated as a liquidation, dissolution or winding up of the Corporation and shall entitle the holders of Preferred Stock to receive the amount that would be received in a liquidation, dissolution or winding up pursuant to Section 3(a) hereof.

(d) Distributions of Property. Whenever the distribution provided for in this Section 3 shall be payable in property other than cash or shares of Common Stock, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors, unless the holders of 50% or more of the then outstanding shares of Preferred Stock request, in writing, that an independent appraiser perform such valuation, then by an independent appraiser selected by the Board of Directors and reasonably acceptable to the holders of 50% or more of Preferred Stock. The cost of the independent appraiser shall be borne by the holders of the Preferred Stock unless such valuation is 15% (or more) greater than the initial valuation as determined by the Board of Directors.

4. Voting Power. Except as otherwise expressly provided in this Certificate of Designation or as otherwise required by law, no holder of Preferred Stock shall be entitled to vote on any matters.

5. Conversion Rights; Automatic Conversion; Optional Conversion. The holders of the Preferred Stock shall have the following rights and obligations with respect to the conversion of such shares into shares of Common Stock:

(a) Automatic Conversion. Notwithstanding Section 6, but subject to and in compliance with the provisions of this Section 5, if, on the date that is 18 months from the termination date of the offering whereby the Corporation offered and sold Preferred Stock (the “Termination Date”), the Minimum Price, as defined by Nasdaq Rule 5635(d), per Common Share increases by more than 60% of the Minimum Price per Common Share as of the date of the initial purchase price of the Preferred Stock by each stockholder, then all shares of Preferred Stock held by such stockholder shall be converted automatically into the number of shares of Common Stock determined by multiplying the total number of shares of Preferred Stock held by such stockholder by the Applicable Conversion Rate, without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent (the “Automatic Conversion”).

(b) Optional Conversion. Notwithstanding Section 6, but subject to and in compliance with the provisions of this Section 5, at any time on or after 6 months and 1 day from the Termination Date, each stockholder holding Preferred Stock, upon approval of the Corporation, which shall not be unreasonably withheld, will have the option to convert their shares of Preferred Stock into the number of shares of Common Stock determined by multiplying the total number of shares of Preferred Stock held by such stockholder by the Applicable Conversion Rate, without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent (the “Optional Conversion”).

(c) Applicable Conversion Rate. The conversion rate in effect at any time for the Preferred Stock (the “Applicable Conversion Rate”) shall be the quotient obtained by dividing $25.00 by the Applicable Conversion Value, as defined in Section 5(d). The initial Applicable Conversion Rate shall be twenty-five (25), and each share of Preferred Stock shall be convertible into twenty-five (25) shares of Common Stock.

(d) Applicable Conversion Value. The Applicable Conversion Value in effect from time to time, except as adjusted in accordance with Section 5(e) hereof, shall be $1.00 with respect to the Preferred Stock (the “Applicable Conversion Value”).

(e) Adjustment to Applicable Conversion Value.

(i) Upon Extraordinary Common Stock Event. Upon the happening of an Extraordinary Common Stock Event (as hereinafter defined), the Applicable Conversion Value shall, simultaneously with the happening of such Extraordinary Common Stock Event, be adjusted by multiplying the Applicable Conversion Value by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Extraordinary Common Stock Event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Extraordinary Common Stock Event, and the product so obtained shall thereafter be the Applicable Conversion Value. The Applicable Conversion Value, as so adjusted, shall be readjusted in the same manner upon the happening of any successive Extraordinary Common Stock Event or Events. An “Extraordinary Common Stock Event” shall mean (A) the issuance of additional shares of Common Stock as a dividend or other distribution on outstanding shares of Common Stock, (B) a subdivision of outstanding shares of Common Stock into a greater number of shares of Common Stock, or (C) a combination or reverse stock split of outstanding shares of Common Stock into a smaller number of shares of Common Stock.

(ii) Waiver of Adjustment to Applicable Conversion Value. Notwithstanding anything herein to the contrary, the operation of, and any adjustment of the Applicable Conversion Value pursuant to, this Section 5(e) may be waived with respect to any specific share or shares of Preferred Stock, either prospectively or retroactively and either generally or in a particular instance, by a writing executed by the registered holder of such share or shares. Any waiver pursuant to this Section 5(e)(ii) shall bind all future holders of shares of Preferred Stock for which such rights have been waived. In the event that a waiver of adjustment of Applicable Conversion Value under this Section 5(e)(ii) results in different Applicable Conversion Values for shares of Preferred Stock, the Secretary of the Corporation shall maintain a written ledger identifying the Applicable Conversion Value for each share of Preferred Stock. Such information shall be made available to any person upon request.

(f) Dividends. In the event the Corporation shall make or issue, or shall fix a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution (other than a distribution in liquidation or other distribution otherwise provided for herein) with respect to the Common Stock payable in (i) securities of the Corporation other than shares of Common Stock, or (ii) other assets (excluding cash dividends or distributions), then and in each such event the Corporation shall declare and pay a dividend on the Preferred Stock on a pro rata basis with the Common Stock determined on an as-converted basis assuming all Shares had been converted pursuant to Section 5 as of immediately prior to the record date of the applicable dividend (or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined).

(g) Certificate as to Adjustments; Notice by Corporation. In each case of an adjustment or readjustment of the Applicable Conversion Rate, the Corporation at its expense will furnish each holder of Preferred Stock with a certificate prepared by the Treasurer or Chief Financial Officer of the Corporation, showing such adjustment or readjustment, and stating in detail the facts upon which such adjustment or readjustment is based.

(h) No Issuance of Fractional Shares. No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon the conversion of shares of Preferred Stock. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of Preferred Stock, the Corporation shall round up to the next whole share of Common Stock issuable upon the conversion of shares of Preferred Stock. The determination as to whether any fractional shares of Common Stock shall be rounded up shall be made with respect to the aggregate number of shares of Preferred Stock being converted at any one time by any holder thereof, not with respect to each share of Preferred Stock being converted.

(i) Reservation of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock (including any shares of Preferred Stock represented by any warrants, options, subscription or purchase rights for Preferred Stock), and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock (including any shares of Preferred Stock represented by any warrants, options, subscriptions or purchase rights for such Preferred Stock), the Corporation shall take such action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(j) No Reissuance of Preferred Stock. No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued as a share or shares of Preferred Stock, however, all such shares shall be made available as preferred shares which the Corporation shall be authorized to issue. The Corporation shall from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of the Preferred Stock.

6. Redemption.

(a) Redemption of Preferred Stock. Unless the Preferred Stock is subject to Automatic Conversion pursuant to Section 5(a) or the holder of Preferred Stock agrees to an Optional Conversion, 18 months from the Termination Date (the “Redemption Date”), the Corporation shall redeem all then-outstanding shares of Preferred Stock (“Preferred Redemption”) for a price per Share equal to the Liquidation Value for such Share, plus all unpaid accrued and accumulated dividends on such Share (whether or not declared) (the “Preferred Redemption Price,” for all holders collectively, the “Aggregate Redemption Price”). The Aggregate Redemption Price shall be payable in immediately available funds to the respective holders of the Preferred Stock within sixty (60) days following the Redemption Date and the Corporation shall contribute all of its assets to the payment of the Aggregate Redemption Price, and to no other corporate purpose, except to the extent prohibited by applicable Delaware law.

(b) Insufficient Funds; Remedies for Nonpayment.

(i) Insufficient Funds. If the assets of the Corporation legally available are insufficient to pay the Aggregate Redemption Price, the Corporation shall (i) take all appropriate action reasonably within its means to maximize the assets legally available for paying the Aggregate Redemption Price, (ii) redeem out of all such assets legally available therefor the maximum possible number of Shares that it can redeem on such date, pro rata among the holders of such Shares, and (iii) thereafter at any time and from time to time when additional assets of the Corporation become legally available to redeem the remaining Shares, the Corporation shall immediately use such assets to pay the remaining balance of the Aggregate Redemption Price.

(ii) Remedies for Nonpayment. If within sixty (60) days of the Redemption Date all shares of the Preferred Stock are not redeemed in full, until such Shares are fully redeemed and the Aggregate Redemption Price paid in full, (a) all of the unredeemed Shares shall remain outstanding and continue to have the rights, preferences and privileges expressed herein, including the accrual and accumulation of dividends thereon as provided in Section 4, and (b) interest on the portion of the aggregate Redemption Price applicable to the unredeemed Shares shall accrue daily in arrears at an annual rate equal to 10%.

(c) Rights Subsequent to Redemption. At such time that the Redemption Price is paid (or payment is tendered) for any of the Shares to be redeemed, on such date all rights of the holder in the Shares so redeemed and paid or tendered, including any rights to dividends on such Shares, shall cease, and such Shares shall no longer be deemed issued and outstanding.

7. Registration of Transfer. The Corporation will keep at its principal office a register for the registration of shares of Preferred Stock. Upon the surrender of any certificate representing shares of Preferred Stock at such place, the Corporation will, at the request of the record holders of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefore representing the aggregate number of shares of Preferred Stock represented by the surrendered certificate. Each such new certificate will be registered in such name and will represent such number of shares of Preferred Stock as is required by the holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate.

8. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of an unsecured indemnity from the holder reasonably satisfactory to the Corporation or, in the case of such mutilation upon surrender of such certificate, the Corporation will (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Preferred Stock represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

9. Restrictions and Limitations on Corporate Action and Amendments to Charter. The Corporation shall not take any corporate action or otherwise amend its Certificate of Incorporation without the approval of at least 50.01% of the then outstanding shares of Preferred Stock, either in writing without a meeting or at an annual or a special meeting of such holders, voting separately as a single class with one vote per Share, in person or by proxy, if such corporate action or amendment would:

(a) amend any of the rights, preferences, privileges of or limitations provided for herein for the benefit of any shares of Preferred Stock;

(b) authorize or issue, or obligate the Corporation to authorize or issue, (i) additional shares (beyond the amount authorized herein) of Preferred Stock, (ii) Parity Stock (as defined in Section 3(b)) or (iii) shares of Preferred Stock senior to the Preferred Stock with respect to liquidation preferences, dividend rights or redemption rights;

(c) decrease the authorized number of shares of Preferred Stock;

(d) other than as set forth in Section 6, cause the Corporation to redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose), any securities of the Corporation, pursuant to a redemption, purchase or other acquisition for cash of shares of Preferred Stock, which is effected pro rata with the holders thereof, in proportion to the full respective preferential amounts to which such holders are entitled;

(e) declare bankruptcy, dissolve, liquidate, or wind up the affairs of the Corporation; or

(f) amend any provisions of this Section 9.

10. No Dilution or Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of capital stock or assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Preferred Stock set forth herein, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Preferred Stock against dilution or other impairment. Without limiting the generality of the foregoing, the Corporation (a) will not increase the par value of any shares of stock receivable on the conversion of the Preferred Stock above the amount payable therefor on such conversion, and (b) will take all such action as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid and nonassessable shares of stock on the conversion of all Preferred Stock from time to time outstanding.

11. Notices of Record Date. In the event of:

(a) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of capital stock of any class or any other securities or property, or to receive any other right; or

(b) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation, or any transfer of all or substantially all of the assets of the Corporation to any other corporation, or any other entity or person; or

(c) any voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then and in each such event the Corporation shall mail or cause to be mailed to each holder of Preferred Stock a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right, (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (iii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up. Such notice shall be mailed by first class mail, postage prepaid, at least ten (10) days prior to the earlier of (A) the date specified in such notice on which such record is to be taken and (B) the date on which such action is to be taken.

12. Notices. Except as otherwise expressly provided, all notices referred to herein will be in writing and will be delivered by registered or certified mail, return receipt requested, postage prepaid and will be deemed to have been given when so mailed (a) to the Corporation, at its principal executive offices and (b) to any stockholder, at such stockholder’s address as it appears in the stock records of the Corporation (unless otherwise indicated in writing by any such stockholder).

IN WITNESS WHEREOF, this Certificate of Designation has been executed on behalf of the Corporation by its Chief Executive Officer, and attested by its Secretary, this 21st day of May 2024.

Gaucho Group Holdings, Inc.

By:	/s/ Scott L. Mathis
Name:	Scott L. Mathis
Title:	Chief Executive Officer

Attest:

/s/ Maria Echevarria
Maria Echevarria, Secretary

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